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                 August 16, 2022

       Todd DuChene
       General Counsel
       Core Scientific, Inc.
       210 Barton Springs Road
       Suite 300
       Austin, TX 78704

                                                        Re: Core Scientific,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed August 11,
2022
                                                            File No. 333-266763

       Dear Mr. DuChene:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Charli Gibbs-Tabler, Staff Attorney, at 202-551-6388 or Jan Woo, Legal
       Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Nicolas H.R. Dumont